PHYSICIAN-SHAREHOLDER EMPLOYMENT AGREEMENT

     This PHYSICIAN-SHAREHOLDER EMPLOYMENT AGREEMENT (the "Agreement") is made June 6, 1997 by and between Reproductive Sciences Medical Center, Inc., a California professional corporation having its principal place of business at 4150 Regents Park Row, Suite 280, La Jolla, California 92037 ("Employer") and Samuel H. Wood, M.D., Ph.D., having a post office address at P.O. Box 1208, Rancho Santa Fe, California 92067 ("Employee").

                                    RECITALS

     Employer is organized as a professional medical corporation under the California General Corporation Law to render professional services through those of its employees who are "licensed persons" as defined in California Corporations Code ss.13401(c) or 13401.5(a) (each a "Licensed Person").

     Employer specializes in the provision of gynecological services, including treatment of human infertility, encompassing the provision of in vitro fertilization and other assisted reproductive technology services such as gamete intra-fallopian tube transfer and zygote intra-fallopian transfers, and related embryology and andrology services (all of the foregoing are referred to herein as "Infertility Services").

     Employee is licensed to practice medicine in the State of California, is board eligible or certified in reproductive endocrinology and specializes in the provision of Infertility Services and has experience in infertility treatment, surgical skills required in the course of providing Infertility Services.

     Employer has entered into an agreement with IntegraMed America, Inc.("INMD"), pursuant to which INMD will provide certain management and administrative services as are more fully described in the agreement between Employer and INMD dated June 6, 1997 ("INMD Management Agreement").

     In order to further facilitate the provision of Infertility Services, Employer desires to employ Employee and Employee desires to accept such employment, on the terms and conditions hereinafter set forth. In addition, Employee agrees to enter into an agreement among shareholders and Employer.


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

     Employer has offered the Employee employment for such compensation and other benefits and under the terms and conditions hereinafter and in Appendices hereto set forth, and the Employee is willing to accept employment on such terms.

     NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration set forth herein, the parties agree as follows:

I. EMPLOYMENT AND DUTIES

     A. Scope of duties. Employer hereby employs the Employee, and the Employee accepts such employment, to render full-time professional services to be rendered to patients by Employer. Full-time for Employee shall be defined as sufficient patient care time to sustain an average of no less than an average of four and two-thirds (4 2/3) days per week for professional services rendered by Employee to Employer's patients. Employee shall fulfill all assigned responsibilities. No modification or change of the Employee's position, duties, salary, benefits and/or the Employer rules or regulations governing Employee's conduct pursuant to the terms of this Agreement shall otherwise modify, change or revoke any other provision of this Agreement. Employee agrees that to the best of Employee's ability and experience all of the duties and obligations either expressly or implicitly required by the terms of this Agreement will be performed at all times loyally and conscientiously. Employee agrees to devote Employee's entire productive time, ability, and attention to the business of the Employer during the term of this Agreement. In connection therewith, Employee's duties shall include, but not be limited, to the following:

          1. Provision of patient counseling and medical examinations, including the performance of egg retrievals, embryo transfers and patient follow-up;

          2. Reviewing and evaluating clinical data on a routine basis and making specific recommendations for improving implantation rates and treatment outcomes;

          3. Maintenance of a thorough understanding of and proficiency in the application of the most current technologies (including both surgical and non-surgical techniques) relevant to Infertility Services and related medical high technology infertility procedures ("ART Technology"); and

          4. Development and implementation of educational outreach programs designed to facilitate the development of relationships with physicians in the obstetric/gynecology community and the dissemination of information pertaining to the availability of Infertility Services.

          5. Except as permitted by Section 3.3 hereof, Employee shall not, during the term of this Agreement, otherwise engage in the practice of medicine outside of Employer


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

without the express written consent of Employer and INMD. Employee shall fulfill all his/her assigned responsibilities.

     B. Scheduling/leave of absence. Employee agrees to be available to work as scheduled by the Employer for an amount of time to be determined periodically by the Employer. Such time shall be conversant with the definition of "Full-time" contained in Section I.A. The Employee acknowledges and agrees that the Employee may request unpaid leaves of absence which may be granted in the sole discretion of the Employer.

     C. Professional standards. Employee shall perform his or her duties under this Agreement in accordance with the rules of ethics of the medical profession.

     D. Books and Records

     Employee shall maintain such books and records and provide such information to Employer as is customary in medical practice and reasonably requested by Employer.

II. COMPENSATION

     A. Base Compensation. Employee agrees to be compensated for his/her services as provided in Appendix A hereto.

     B. Bonus. In addition to the basic salary referred to above, Employer may, in its sole discretion, pay Employee an annual performance-based bonus.

     C. Additional Income. All remuneration received by Employee in payment for any outside professional medical activities, but not including any income derived from testimony for litigation-related proceedings, lectures, passive investments, fundraising, or writing where Employee does not render professional medical services, shall be accounted to and be the sole property of Employer. Employee's engagement in outside professional medical activities shall require the express written consent of Employer and shall not interfere in any way with the fulfillment of Employee's duties hereunder or diminish the quality of the Infertility Services rendered.

     D. Withholding of Wages at Termination. Employee hereby expressly authorizes Employer to withhold and deduct from Employee's final compensation payment any sums owed by Employee to Employer upon termination of Employee's employment, including but not limited to sums advanced to Employee. This paragraph is intended by Employer and Employee to constitute a wage agreement as that phrase is used in California Labor Code section 224 permitting the lawful withholding of wages. In Employer's sole discretion, the amount of advances in excess of compensation earned upon termination of Employee's employment may be repaid by direct payment to Employer from Employee.


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

III. MEMBERSHIP IN THE MEDICAL GROUP

     Upon signing this Agreement, Employee acknowledges that Employee is a member of Employer's Medical Group and agrees to abide by the Group's bylaws, policies and procedures as now in effect and as subsequently modified or adopted. Employee agrees to be bound by all Third Party Payor Contracts and other agreements negotiated by or on behalf of the Employer and the policies established from time to time by Employer. Employee agrees that Employee shall not negotiate or enter into any third party payor contract or other agreement that would result in Employee competing with Employer for the delivery of professional services or the procurement of goods and services. Employee acknowledges that Employer shall have final authority over: (a) the acceptance or refusal to treat any patient; and (b) the amount of the fee to be charged for all Infertility Services rendered by Employee to patients of Employer, so long as such fees are lawful and reasonable. Notwithstanding the foregoing, Employee may refuse to treat any patient whom he reasonably believes should not be treated based upon reasonable legal or medical concerns.

     A. Billing. All fees for Infertility Services and Physician and Other Professional Revenues for services rendered by Employee on behalf of Employer hereunder shall be billed and collected by Employer; provided, however, that pursuant to the terms of the INMD-Management Agreement, INMD shall carry out billing and collection functions on behalf of Employer. In consideration for the payment to Employee of the compensation described herein, all receivables and collections attributable to Infertility Services provided by Employee to Employer patients and all other Physician and Other Professional Revenues shall become the property of Employer, and Employee agrees immediately to turn over to Employer any such fees received by Employee during the term hereof. Employee hereby authorizes Employer, and/or INMD on Employer's behalf, to bill for Infertility Services provided hereunder and agrees to execute any and all assignments or other documents that may be necessary or appropriate to permit Employer, or INMD as its designee, to carry out all billing and collection functions. Employee agrees that Employee shall not submit bills for, seek remuneration for, or otherwise collect fees for Infertility Services provided hereunder. Employee shall look solely to Employer for compensation for the professional medical services provided hereunder.

          1. "Physician and Other Professional Revenues" shall mean all fees, whether received or accrued, and actually recorded each month (net of Adjustments) by or on behalf of Employer as a result of professional medical services personally furnished to patients by Physician Employees and Other Professional Employees and other fees or income earned in their capacity as professionals, whether rendered in an inpatient or outpatient setting, including but not limited to, medical director fees or technical fees from medical ancillary services, consulting fees; provided, however, "Physician and Other Professional Revenues" shall not include income


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

derived from testimony for  litigation-related  proceedings,  lectures,  passive
investments,   fundraising,   or  writing  where   Physician   does  not  render
professional medical services.

     B. Medical Staff Privileges. Physician hereby acknowledges that in order to provide Infertility Services to Employer as herein required, Physician must at all times during the term of this Agreement be a member in good standing of at least one hospital accredited by the JCAHO in the service area in which Employer provides Infertility Services. Employer shall use reasonable efforts to assist Physician in maintaining such privileges.

     C. INMD-Management Agreement. Employee acknowledges receipt of a copy of the INMD Management Agreement and acknowledges that Employer has substantial responsibilities, rights and obligations under said agreement. Employee agrees to at all times conduct himself in such manner as to avoid causing Employer to be in breach of the INMD Management Agreement, and Employee further agrees that to the extent applicable to Employer and to the responsibilities of the Employee hereunder, he shall assist Employer in carrying out its obligations under the INMDManagement Agreement.

IV. PROPERTY RIGHTS OF THE PARTIES

     A. Confidential Information. Employee acknowledges that Employee may, in the course of Employee's duties on behalf of Employer, be advised of certain business matters and affairs of Employer regarding its clients, suppliers, and affiliates, and the management of its business. Further, Employee acknowledges that the duties performed by Employee for Employer place Employee in a position of trust and confidence with respect to certain trade secrets, including proprietary information relating to the business of Employer and not generally known to the public or persons outside Employer (hereinafter referred to as "Confidential Information"). Confidential Information includes, but is not limited to, client agreements or contracts, financial information, formulas, compilations, lists, programs, devices, treatments, methods or techniques, confidential physicians' information relating to the practice of medicine, and information relating to patients that is not generally known to the public or to other persons or entities who can obtain economic value from its disclosure or use.

     B. Nondisclosure of Information. Employee agrees to keep confidential and not to use or disclose to others (except in connection with the fulfillment of Employee's duties hereunder any Infertility Services Information, as defined herein, during the term of this Agreement or during any extension or renewal thereof, and for a period of one (1) year thereafter, except as expressly consented to in writing by Employer and INMD. For purposes of this Agreement, the term "Infertility Information" shall mean such technical, scientific, and business information provided to Employee by Employer or INMD which is designated by Employer or INMD to be confidential or proprietary. Infertility Information shall not include information which: (i) is or becomes known in the scientific community through no fault of Employee; (ii) is learned by Employee from a third party legally entitled to disclose such information; or (iii) was already


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

known to Employee at the time of disclosure by the disclosing party. Employee further agrees that should his or her contractual relationship hereunder terminate, he or she will neither take nor retain, without prior written authorization from Employer and INMD, any papers, patient lists, fee books, patient record files, or other documents or copies thereof or other Infertility Information of any kind belonging to Employer or INMD, as the case may be.

     C. Remedies. Without limiting other possible remedies available to Employer for the breach of this covenant, Employee agrees that injunctive or other equitable relief shall be available to enforce this covenant, such relief to be without the necessity of posting bond, cash or otherwise. Employee further agrees that if any restriction contained in this section is held by any court to be unenforceable or unreasonable, a lesser restriction shall be enforced in its place and remaining restrictions herein shall be enforced independently of each other. The parties further agree that INMD shall have an independent right to enforce this covenant in its own right.

     D. INMD Designation of Confidential Information. It is further understood and agreed that in order to minimize any misunderstanding regarding what information is considered to be confidential or proprietary Infertility Information, the Employer or INMD will designate the specific information which Employer or INMD considers to be proprietary or confidential under this Agreement. Any such designation to Employer by INMD shall be deemed a designation by INMD to Employee.

     E. Medical Records. All medical records of patients to whom Employee provides Infertility or other medical Services on behalf of Employer during the term hereof shall be the property of Employer. A copy of any medical records of such patients will be made available to Employee upon request.

          1. Confidentiality of Records. Employee shall comply with applicable law regarding the confidentiality of patients' medical records.

          2. Confidential Use of Records. Nothing in this section shall restrict or impair the ability of Employer to obtain and examine necessary records (on a patient anonymous basis) to conduct or implement the utilization review plan, peer review plan, risk management plan or credentials plan established by Employer.

     F. Nondisclosure. Employee will not, either during the term of his/her employment or at any time in the future, directly or indirectly:

          1. Disclose or furnish, directly or indirectly, to any other person, firm, trust, partnership, association, limited liability company, agency, corporation, client, business, or enterprise, any confidential information acquired by Employee;

          2. Individually or in conjunction with any other person,  firm, trust,
partnership,   association,  limited  liability  company,  agency,  corporation, client, business, or


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

enterprise, employ or cause to be employed any confidential information in any manner whatsoever, except in furtherance of the business of Employer;

          3. without the written consent of Employer, publish, deliver, or commit to being published or delivered, any copies, abstracts, or summaries of any data, files, records, documents, specifications, lists, procedures, equipment and similar items relating to the business of Employer, whether prepared by or with the assistance of Employee or otherwise coming into Employee's possession, control or knowledge, except to the extent required in the ordinary course of Employer's business; or

          4. attempt to encourage, induce, or otherwise solicit, directly or indirectly, any other employee of Employer to breach any employment agreement with Employer or to otherwise interfere with the advantageous business relationships of Employer with its employees, customers, clients or suppliers.

     G. Exclusive Property of Employer. All data, files, records, documents, specifications, lists, equipment, supplies, promotional materials and similar items relating to the business of Employer, including but not limited to notebooks, computer programs, reports, client lists, production costs, marketing information, and employment data, including policies and salary information and all copies of any such documents or items, whether prepared by or with the assistance of Employee or otherwise coming into Employee's possession, control or knowledge, shall remain the exclusive property of Employer and shall not be removed from the premises of Employer under any circumstances whatsoever without the prior written consent of Employer.

     H. Return of Property. Upon termination of Employee's employment, Employee agrees to return immediately to Employer all property of Employer in a condition as good as when received by Employee (normal wear and tear excepted) including, but not limited to, all data, files, records, documents, specifications, lists, equipment, supplies, promotional materials, and similar items relating to the business of Employer, including but not limited to, notebooks, computer programs, reports, client lists, production, costs, marketing information, credit cards, keys, employment data including policies and salary information and all copies of any such documents or items whether prepared by or with the assistance of Employee or otherwise coming into Employee's possession, control or knowledge.

     I. No Solicitation. For one calendar year following termination of this Agreement and the Employee's employment, the Employee agrees not to solicit, directly or indirectly, the business of any person who is or was a patient or client of the Employer. The above covenant is acknowledged by employee to be based upon the fact that the names and addresses of patients and referral sources and the contact persons, contract needs and rates for third party payers and contracting organizations would not have been known by Employee except by reason of the knowledge thereof gained as an Employee of Employer as a Partner of Employer's predecessor (partnership).


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

     J. Scope of Covenant Not to Compete. Employee and Employer agree that the scope and term of Employee's covenant not to compete, insofar as it is for the benefit of INMD, shall be as follows:

          1. The term of the covenant not to compete (the "Non-Competition Period") shall be not less than the greater of five (5) years of employment of Employee by Employer or three (3) years after the termination of the Shareholders Employment Agreement, whichever is greater, but in no event shall extend beyond the first ten (10) years of employment of Employee by Employer, that employment being deemed to have begun, for purposes of this Agreement, on the initial effective date of this Agreement.

          2. The geographic scope of the covenant not to compete (the "IVF Service Area") is twenty-five (25) miles from any offices maintained by Employer for the rendition of professional or other medical services to patients during the last year of Employee's employment by Employer or replacements of said offices (the "Current Medical Offices") or offices which it planned to establish or acquire during that year and in fact did establish or acquire within one year after the termination of Employee's employment (a "Planned Medical Office"). An office shall be deemed to have been a Planned Medical Office if Employer had substantial plans to open such office in that city or area prior to such date, which plans were discussed at meetings of the Board of Directors or committees of Employer which were attended by Employee or minutes of which, whether in draft or approved form, were provided to Employee, whether or not Employer entered into leases, ordered equipment, or secured regulatory approval prior to the termination date.

          3. During the Non-Competition Period, Employee agrees that Employee shall not engage in the practice of medicine, or directly or indirectly, own, operate, be employed by, be an agent of, act as a consultant for. allow his name to be used by, or have a proprietary interest in, any Medical Practice which is competitive with Employer, or would be competitive with Employer if Employer continued to operate, including but not limited to a Medical Practice which owns, operates, contracts with or manages Medical Offices within twenty-five
(25) miles of a Current Medical Office or Proposed Medical Office of Employer

V. UTILIZATION REVIEW PLAN, PEER REVIEW PLAN, RISK MANAGEMENT PLAN, QUALITY ASSURANCE PLAN AND CREDENTIALS PLAN

     A. Utilization Review. Employee agrees to be bound by the utilization review plan contained in, or incident to, any Third-Party Payor Contracts pursuant to which Employee provides professional services under the terms of this Agreement. If there is no such utilization review plan with respect to a particular Third-Party Payor Contract, Employee agrees to be bound by the utilization review process developed by Employer, as clarified, supplemented or amended by Employer from time to time.

     B. Plans to be Developed. Employee agrees to participate in Employer's peer review plan, risk management plan and quality assessment and improvement plan. Such plans shall be


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

developed by Employer's Board of Directors through appointed committees with input from the shareholder physicians.

     C. Credentials Process. Employee agrees to abide by Employer's credentials process and all matters affecting the evaluation of his/her credentials, practice, and participation in Employer's medical provider contracts. The credentials process shall always include a requirement that Employee will be advised of the reasons for any proposed or implemented exclusion, termination or significant modification of his/her participation in Employer's contracts and shall include an appeal process. Employee also agrees to the release to Employer of credentialing information from any hospital of whose medical staff Employee is a member; provided that any request by Employer for such information and any release by a hospital of such information are made in good faith and without malice.

     D. Confidentiality. Employer and its participating shareholder physicians participate in contracting, credentialing, utilization review, peer review, risk management and quality assurance activities in reliance upon the preservation of confidentiality. It is understood that the confidentiality of these activities is to be maintained to the fullest extent permitted by law and that these communications and information will be disclosed only in furtherance of credentialing, utilization review, peer review, risk management and quality assurance activities.

     E. Preservation of Confidentiality. Employee shall respect and preserve the confidentiality of all communications and information related to utilization review, peer review, risk management, quality assurance, and credentialing activities. Employee pledges to invoke all protections afforded by California law as applicable in any legal proceedings in which this confidential information is sought, in order to preserve the confidentiality of this information.

     F. Limits on Confidentiality Agreement. Nothing in the foregoing Section 7 or elsewhere in this Agreement shall prevent Employee from using any reproductive endocrine or other concepts relating to Infertility Services which are also applicable to non-ART infertility treatment. Furthermore, the restrictions contained in Section IV shall be of no further force and effect, if this Agreement is terminated as a result of the termination of the INMD-Management Agreement.

     G. Publications. Employee agrees that any and all abstracts, articles, reviews, or other publications that Employee proposes to submit for publication within the scientific or medical community, or otherwise, which publication is the result of direct or indirect support from INMD, in the form of, including, but not limited to, materials, patients, personnel, data or Facility or Employer resources, Employee will submit to INMD's Vice President, Science and Technology and its Vice President, Medical Affairs, not less than 30 days prior to the proposed submission date, a copy of the proposed article or publication, for INMD's proprietary review, Employee further agrees that the appropriate statement, "support provided by INMD, Inc." or "Supported in part by IntegraMed America, Inc." will be set forth as a disclosure with respect to the publication.

VI. FRINGE BENEFITS

     Employee is eligible to participate in all fringe benefits programs established and approved by Employer.

VII. OPERATING EXPENSES

     During the term of this Agreement, Employer shall pay all reasonable overhead operating expenses of Employee in accordance with the general policy of Employer, as determined from time to time by Employer.

VIII. PROFESSIONAL LIABILITY INSURANCE

     Employer shall provide Employee with such comprehensive professional liability insurance coverage as it deems appropriate, covering the acts or omissions of Employee in the normal course of his/her employment. The coverage shall take the form of an individual policy for Employee and an entity policy for Employer. The coverage limits shall not be less than one million dollars ($1,000.000.00) per incident annually and three million dollars ($3,000,000.00) annually on an aggregate basis. In the event that Employee's employment with Employer is terminated for any reason, Employer is responsible for either maintaining Employee's individual coverage within Employer's group policy or for paying the premium necessary to convert Employee's individual policy from claims made coverage to occurrence coverage.

IX. RECORDS AND FILES

     All case records, charts, and personal files concerning patients of Employer shall be deemed to be confidential information and shall belong to and remain the property of Employer. On termination of his/her employment, Employee shall not keep or reproduce any of Employer's records or charts related to any patient unless the patient specifically requests that his/her records be transmitted to Employee.

X. VACATIONS AND SICK LEAVE

     Each Employee shall devote full time, knowledge, and skill to Employer's business; provided, however, an Employee may reduce its efforts on behalf of the Employer to no less than seventy-five percent (75%) of full time with a proportionate reduction in the allocation of Employer's profits and the payment of death, disability and withdrawal benefits as provided. Each Employee shall be entitled to vacations and sick leave in the following manner, provided however that any reduction in hours may not affect Employee's agreement with INMD.

     A. Employee shall be entitled to eight (8) weeks vacation in each calendar year to be taken at such times as may be most convenient to the Employer. Up to two (2) weeks vacation may be carried over and used in a future year. Vacation request for periods exceeding one (1) week by full-time Employees require notification a minimum of two months in advance to allow Employer to arrange coverage.

     B. Employee shall be entitled to five (5) days sick leave each calendar year without adjustment in earnings because of actual sickness or accident. Sick leave not used in one (1) year may not be carried over to future years or used for additional vacation.

     C. If any Employee's sick leave exceeds the limit specified in this section for any year, such excess sick leave shall reduce the period the Employee continues to receive the full share of profits upon his or her disability as provided in Section 11 below.

XI. DISABILITY

     Employer will maintain disability insurance for Employee as indicated in Appendix B.

     Upon the disability of the Employee, the disabled Employee shall be paid the following amounts on the specified terms and conditions as full compensation for and liquidation of the disabled Shareholder Employee's interest in the corporation:

     A. During the first six (6) months of disability, the Employer will pay the disabled Employee:

          1.   A  full  monthly   salary  or  the  first  three  (3)  months  of
               disability; and

          2. One half (1/2) of the monthly salary for the second three (3) months of disability.

     B. Following the first six (6) months of disability, the disabled Employee will receive no compensation from the Employer. However, the disabled Employee shall be paid the proceeds, if any, from the disability insurance policy as received by the Employer.

     C. After one year of disability as defined by the disability insurance policy, the disabled Employee's interest in the Employer shall be terminated and the disabled Employee shall be paid the full proceeds from the disability insurance policy as received by the Employer.

     D. The payments made pursuant to this paragraph, including the payment of proceeds from the disability insurance policy, is intended to be and shall constitute full compensation for and liquidation of the disabled Employee's interest in the Employer.

     E. Employer is responsible for contributing to the State Workers' Compensation and Disability funds on Employee' behalf. If Employee becomes ill or injured on the job, he or she is entitled to Workers' Compensation as defined by Workers' Comp regulations. If Employee becomes disabled for any reason, he or she will become eligible for State Disability payments as specified by the State Disability Board.

XII. TERMINATION

     A.  Automatic   Termination  for  Cause.  This  Agreement  shall  terminate automatically and immediately:

          1. If Employee ceases to be a Licensed Person or if Employee's license ("License") to render the professional services rendered by Employer is suspended by the applicable governmental licensing authority or if Employee is disqualified from practice with Employer pursuant to any peer review proceedings initiated by Employer;

          2. On the death of Employee;

          3. If Employer and Employee shall mutually agree in writing to termination;

          4. If Employee becomes permanently disabled or incapacitated and the disability or incapacitation renders Employee unable to render the professional services Employee is obligated to render pursuant to this Agreement;

          5. If Employee's active, continuous rendering of professional services as an employee of Employer is interrupted, either voluntarily or involuntarily, during a period of more than ninety days, which interruption is not the result of a Permitted Absence; or

          6. If Employee is convicted of a felony under any state or federal law.

     B. Discretionary Suspension and/or Termination With Cause. Employer may suspend Employee or terminate this Agreement immediately:

          1. Upon the notification of the initiation of any investigation of Employee by any licensing, hospital, governmental agency, or any other entity with which Employer has a contract to provide medical services;

          2. If Employee has his or her medical staff privileges suspended or terminated at the Hospital at which Employee is primarily assigned;

          3. If Employee is arrested and charged with a felony under California or Federal law at the discretion of the Board of Directors.

          4. If Employee violates ethical and professional codes of conduct of the work place as specified under California and Federal employment law.

          5. If Employee is found during the probationary review process to fail to perform his or her duties as measured by criteria set in the sole discretion of Employer, or, in the sole opinion of Employer, poorly represents Employer while performing his/her duties under this Agreement, or Employer, in its sole discretion, deems that Employee's attitude towards fellow employees or patients under Employer's care is unsatisfactory.

          6. If Employee relocates his/her principal residence, principal office or domicile to any place outside the State of California.

     C. Termination Without Cause This Agreement may be terminated without Cause (as defined below) upon one year's prior written notice by either party to the other. Employee and Employer agree that,because of the difficulties of recruiting qualified physicians to fill positions with employer, the actual damages to Employer resulting from Employee's failure to give the required advance written notice of termination are extremely difficult and impracticable to fix. therefore, in the event Employee fails to give the required written notice of his/her voluntary termination, the parties agree that the amount of damages to Employer shall be the gross amount employer would be obligated to pay Employee for the number of hours Employee would normally be scheduled to work during the ninety days preceding the effective day of Employee's termination.

     D. Termination After Notice and Failure to Cure. If Employee does not faithfully and diligently perform the duties of his/her employment and/or any of the provisions of this Agreement (other than as a result of any event described in Sections A or B of this Article, Employer may terminate this Agreement by notice in writing to Employee, only if such nonperformance continues for a period of fifteen (15) days after written notice thereof is given to Employee, specifying the nature of the problem and requesting that it be cured.

     E. Obligations Arising From Termination of Agreement. Upon termination of this Agreement, as hereinabove provided, neither party shall have any further obligation hereunder except for: (I) obligations occurring prior to the date of termination; and (ii) obligations, promises or covenants which are expressly made to extend beyond the term of this Agreement.

     F. Request for Hearing. Upon receipt by Employee from Employer of notice of termination of this Agreement pursuant to this section Employee may request, in writing, a hearing before Employer's Board of Directors. Such hearing must be requested within seven (7) calendar days from the date that the notice of termination is received. Such hearing must take place within a reasonable time from the date that the request for hearing is received by Employer's Board of Directors. Employee shall be given a statement of reasons for the termination at least seven (7) days prior to the scheduled hearing. Employee may call and examine witnesses, rebut evidence, and cross examine any witnesses which Employer calls. Neither Employee nor Employer's Board of Directors shall be entitled to have an attorney present at the hearing. Employer's Board of Directors will make a decision based on the evidence at the hearing within thirty (30) days of the date of the hearing. A notice of the decision, including a statement of the reasons, shall be mailed to Employee within thirty (30) days of the hearing's conclusion.

     G. Notice to Participating Payors. If this Agreement is terminated for any reason, Employee agrees to notify and authorizes Employer to notify Participating Payors of the termination of this Agreement. The termination of this Agreement may have the effect of terminating one or more Third-Party Payor Contracts, depending upon the terms of the Third-Party Payor Contract at issue. The termination of this Agreement shall not preclude Employee from entering into a new or separate contractual arrangement with any third-party payor participating in Employer's Program.

     H. Arbitration of Disputes. Except in the case of Employee's termination for Cause (in which case there shall be no provision for arbitration), if Employee's employment is terminated, and Employee contends that such termination was wrongful or otherwise in violation of the conditions of employment or was in violation of any express or implied condition, term or covenant of employment, whether founded in fact or in law, including but not limited to the covenant of good faith and fair dealing, or otherwise in violation of any of Employee's rights, Employee and Employer agree to submit any such matter to binding arbitration pursuant to Title 9 of Part 3 of the California Code of Civil Procedure, commencing at section 1280, et seq., or any successor or replacement statutes, within one (1) year of the termination of Employee's employment. Employee agrees that such arbitration shall be the exclusive forum for any dispute arising out of the termination of Employee's employment (including Employer's refusal, if any, to reinstate Employee after termination) with Employer.

     I. Waiver and Limitation of Remedy. If Employer does not receive a written request for arbitration from Employee within three (3) months from the date that Employee's employment with Employer terminates, Employee agrees that Employee will have waived any right to raise any claim, in any forum, arising out of the termination of Employee's employment with Employer. Employee further agrees that in any arbitration, Employee's exclusive remedy for alleged violation of the terms, conditions or covenants of employment shall be a money award not to exceed either (1) the amount of wages Employee would have earned from the date of Employee's termination to the date the arbitration decision is issued, less any interim earnings, or (2) the amount of wages Employee would have received for one year from the date that Employee's employment with Employer terminates less any interim earnings, whichever is less, and Employee shall not be entitled to any other remedy, at law or in equity, including but not limited to reinstatement, money damages, punitive damages and/or injunctive relief.

     J. Arbitration Procedure. Employee agrees that should any matter regarding Employee's termination be submitted to arbitration pursuant to the provisions of this Agreement, there shall be three arbitrators. Each party shall designate, at will, one arbitrator within ten business days of delivery by Employee of the written request for arbitration required pursuant to this Section. The third arbitrator shall be selected by the two arbitrators so designated by the parties hereto. In the event that either party does not designate an arbitrator within such ten days and as required by this Section 9, the arbitration shall be conducted by the sole arbitrator designated by the other party hereto. Each party shall bear its own expenses and costs in presenting its case to the arbitrators or arbitrator, as the case may be. The expenses and fees of the arbitrators (or the arbitrator, as the case may be) shall be borne by the party who does not prevail at the arbitration. The arbitrators (or the arbitrator, as the case may be) shall have sole authority to determine which party is the prevailing party. Employee acknowledges and agrees that the provisions of this paragraph shall survive the termination of this Agreement and/or the termination of Employee's employment with Employer and shall remain in full force and effect.

XIII. REPRESENTATIONS AND COVENANTS.

Employee makes the following representations and covenants, the validity of which shall be a material term of this Agreement:

     A. Physician holds a license and will remain licensed to practice medicine in the State of California;

     B.  Physician  is  board  eligible  or  board   certified  in  reproductive
endocrinology;

     C. Physician is authorized by the United States Drug Enforcement Agency to prescribe all pharmaceuticals required in connection with the provision of Infertility Services;

     D. There are no professional disciplinary proceedings or malpractice actions threatened or pending against Physician except as set forth in Exhibit
4.07 of the Asset Purchase Agreement, and Physician has notified and will promptly notify Employer of any such professional disciplinary proceedings and the dispositions thereof;

     E. Physician has notified and will promptly notify Employer of all malpractice actions brought against him and the disposition of any such action; and

     F. Physician shall at all times conduct himself in compliance with all applicable policies and procedures of Employer as reasonably communicated to him or her, as well as all applicable federal, state, and local laws, rules and regulations.

XIV. MISCELLANEOUS

     A. Governing law. This Agreement shall be governed by and interpreted and construed according to the laws of the State of California.

     B. Amendments. No amendments or variations of the terms and conditions of this Agreement shall be valid unless placed in writing and signed by all parties. No amendment or waiver of this Agreement shall materially adversely affect the rights of INMD under any of its agreements with Employer or with Employee without the prior written approval of INMD.

     C. Assignability. Employee's rights and obligations under this Agreement are personal and not assignable.

     D. Entire agreement; binding effect. This Agreement constitutes the entire agreement between the parties regarding the subject matter hereof, and shall bind and inure to the benefit of both Employer and Employee and their respective successors, assigns, heirs, and legal representatives; provided that Employee shall not assign this Agreement or any rights hereunder or delegate any duties hereunder without the prior written consent of Employer, and any attempted or purported assignment or delegation without such consent shall be void.

     E. Applicable Law. This Agreement shall be governed by the laws of the State of California. Any and all claims, disputes or controversies arising under, out of, or in connection with this Agreement or any breach thereof, shall be determined by binding arbitration in the State of California, County of San Diego (hereinafter "Arbitration"). The party seeking determination shall subject any such dispute, claim or controversy to either (i) JAMS/Endispute or (ii) the American Arbitration Association, and the rules of commercial arbitration of the selected entity shall govern. The Arbitration shall be conducted and decided by three (3) arbitrators. In reaching a decision, the arbitrators shall have no authority to change or modify any provision of this Agreement. Each party shall bear its own expenses and one-half the expenses and costs of the arbitrators. Any application to compel arbitration, confirm or vacate an arbitral award or otherwise enforce this Paragraph shall be brought in the Courts of the State of California.

     F. Severability of Agreement Provisions. Employer and Employee agree that should any provision of this Agreement be declared or determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms and provisions shall not be effected thereby, and said illegal, unenforceable or invalid part, term or provision will be deemed not to be part of this Agreement.

     G. Waiver; Consent. No consent or waiver, express or implied, by either party hereto, or of any breach or default by the other party in the performance by the other of its obligations hereunder, shall be valid unless in writing, and no such consent or waiver shall be deemed or construed to be a consent or waiver to or of any other breach or default on the performance by such other party of the same or any other obligation of such party hereunder. Failure on the part of either party to complain of any act or failure to act of the other party or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder. The granting of any consent or approval in any other instance by or on behalf of Employee and/or Employer shall not be construed to waive or limit the need for such consent in any other or subsequent instance.

     H. Further Action. Each party hereto agrees that it will execute and deliver such further instruments and will take such further action as may be necessary to discharge, perform or carry out any of its respective obligations and agreements hereunder.

     I.   Counterparts.   This   Agreement  may  be  executed  in  two  or  more
counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     J. Notices. All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be deemed to have been given when mailed at any general or branch United States Post Office enclosed in a certified post-paid envelope and addressed to the address of the respective party stated below or to such changed address as the party may have fixed by notice:

     To Employer:

              Reproductive Sciences Center, Inc.
              4150 Regents Park Row, Suite 280
              La Jolla, California 92037
              Attn: Executive Director

     With a copy to:

              IntegraMed America, Inc.
              One Manhattanville Road
              Purchase, New York 10577-2100
              Attention: Gerardo Canet,  President

     To Employee:

              Samuel H. Wood, M.D., Ph.D.
              P.O. Box 1208
              Rancho Santa Fe, California 92067

     With a copy to:

              Frank Gamma, Esq.
              Charles Bond & Associates
              821 Bancroft Way
              Berkeley, California 94710-2226

     Any notice of change of address shall only be effective, however, when received.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

REPRODUCTIVE SCIENCES MEDICAL CENTER, INC.

By   /s/ Samuel H. Wood, M.D.
   ------------------------------------------
       Samuel H. Wood, M.D., Ph.D., President


EMPLOYEE

    /s/ Samuel H. Wood, M.D.
---------------------------------------------
       Samuel H. Wood, M.D., Ph.D.

                                   APPENDIX A

Net Income Distribution Calculation

Income Distribution and Draw Formula

Section 1: Draw

     Employee will be eligible for a monthly draw, in arrears, based upon PC's prior month's PDE if any, from the corporation. The draw will be equal to eighty percent (80%) of the anticipated monthly income due Employee under the corporation's current income distribution and expense allocation formula. Such draw will be calculated based on the corporation's annual budget which shall be prepared with the input and assistance of the Employee and INMD.

     Corporation will reconcile the draw with actual financial results on quarterly basis. Within thirty (30) days from the close of each quarter, the corporation will calculate the actual amount due employee based on the quarter in question. Employee will be entitled to total compensation for the quarter of ninety percent (90%) of the amount due under the income distribution formula. The final reconciliation will be performed on an annual basis and shall be done by the corporation no later than within forty-five (45) days of the close after the year. Employee shall be entitled to one hundred percent (100%) of his or her share of the net income that is authorized for distribution by the board of directors.

     Employer is solely responsible for determining on a quarterly and an annual basis what percentage of the corporation's net income can be distributed to the physicians.

     Should the quarterly or annual reconciliation indicate that a physician was over-paid through the draw process, the amount overpaid shall be recovered over the subsequent quarter in three equal deductions. In addition, the employee's future quarterly draw will be adjusted accordingly.

                                   APPENDIX B

                                    BENEFITS

CATEGORY                          BENEFIT

Health Insurance                  Family Coverage; 80% paid by corporation

Dental Insurance                  Fully Funded for Physician

Life Insurance                    $ 200,000

Disability Insurance              Full  monthly  salary for the first  three (3)
                                  months of disability; 1/2 of monthly salary for second 3 months; nothing thereafter beyond disbursement of proceeds if any from policy unless otherwise modified in Agreement Among
                                  Shareholders

Continuing Medical Education      One  week   annually  for   participation   in
                                  professional meetings

Malpractice Insurance             $1,000,000/$3,000,000 coverage

Sick time                         one week

Social Security and
 Employment taxes                 As required by law.